Exhibit 99.1

        iMergent Announces Second Quarter Fiscal 2007 Financial Results

                   - Reports Total Revenue of $35.7 Million -

        - Delivers Record $37.6 Million in Net Dollar Volume of Contracts
                                    Written -

            - Delivers $5.1 Million of Net Cash Provided by Operating Activities Increasing Cash and Cash Equivalents to $37.1 Million -

          - Increases Trade Receivables, Net of Allowance for Doubtful Accounts, by $4.3 Million to $29.5 Million -

           - Posts GAAP Net Income of $11.7 Million, Inclusive of $5.2
                          Million Income Tax Benefit -

                       - Posts GAAP Diluted EPS of $0.90 -

                 - Posts Record Non-GAAP Diluted EPS of $0.42 -

            - Increases Guidance for Fiscal 2007 Net Dollar Volume of Contracts Written to Grow Approximately 40% over Fiscal 2006 -

     OREM, Utah--(BUSINESS WIRE)--Feb. 6, 2007--iMergent, Inc. (AMEX:IIG), a leading provider of eCommerce and software for small businesses and entrepreneurs, today announced its financial results for the three and six months ended December 31, 2006.

     Don Danks, chairman and chief executive officer, stated, "We have executed on our plan and delivered another quarter of tremendous growth. The first half of the fiscal year has exceeded our expectations on all fronts. For our second fiscal quarter, revenue reached $35.7 million with strong domestic sales and a reinvigorated international program. During the three months ended December 31, 2006, we held 297 workshops, including 82 internationally, compared to 200 workshops, including 65 internationally, during the comparable period last year."

     Danks added, "Response to our marketing campaigns has been strong, and our sales teams are gaining traction. In January 2007, we announced AVAIL, a new telephone/voicemail/email/fax product that complements iMergent's web site development software. This demonstrates iMergent's ongoing commitment to providing our customers with the highest level of products and services. In addition, AVAIL is expected to drive recurring revenue."

     "This quarter we posted another record for Net Dollar Volume of Contracts Written, which reached $37.6 million, representing a 50 percent increase over the comparable quarter last year," stated Robert Lewis, chief financial officer. "Also during the quarter, we generated $5.1 million in net cash from operating activities."

     As of December 31, 2006, cash and cash equivalents were $37.1 million; net trade receivables were $29.5 million; working capital was $28.9 million; and working capital excluding deferred revenue was $52.4 million.

     Generally Accepted Accounting Principles (GAAP) and Non-GAAP Metrics

     In December 2005, the company changed its business model to: (1) limit certain "free" services to a period of one year for all customers who purchased the StoresOnline software prior to December 20, 2005, and (2) begin charging customers for those services as part of customer support. This change in business model resulted in the recognition of previously deferred product and other revenue of $108.0 million in December 2005, which would have been recognized in future periods had the change in business model not occurred.

     Because of the change in business model described above, the company believes the Net Dollar Volume of Contracts Written during each period is a consistent and relevant measure to understand the operations of the company. Net Dollar Volume of Contracts Written represents the gross dollar amount of contracts executed during the period less estimates for bad debts, discounts incurred on sales of trade receivables, and estimates for customer returns. The company also believes non-GAAP net income and non-GAAP net income per diluted common share are useful measures. The non-GAAP measures, including non-GAAP net income and non-GAAP net income per diluted common share, assume 1) the Net Dollar Volume of Contracts Written is recognized as revenue at the time of sale;
2) certain corresponding cost of product and other revenue and selling and marketing expenses are also recognized at the time of sale; and 3) the income tax provision is based upon an estimated federal, state, and foreign statutory blended rate of 40 percent. Non-GAAP net income per diluted common share is defined as non-GAAP net income divided by the weighted average of diluted common shares outstanding. Tables reconciling GAAP and non-GAAP measures follow in this press release.

     Fiscal Second Quarter 2007 Compared to 2006

     -- Revenues for the second quarter of fiscal 2007 were $35.7 million. This compares to $120.5 million for the second quarter of fiscal 2006, which included the recognition of previously deferred product and other revenue of $108.0 million due to the change in our business model in December 2005.

     -- Net Dollar Volume of Contracts Written was $37.6 million for the current quarter compared to $25.1 million for the comparable period last year.

     -- Total operating expenses were $30.8 million for the current quarter, compared to $21.6 million for the comparable quarter last year. The increase in cost of product and other revenues and selling and marketing expenses was primarily attributable to the increase in Net Dollar Volume of Contracts Written.

     -- Net cash provided by operating activities for the current quarter was $5.1 million.

     -- For the three months ended December 31, 2006, net income was $11.7 million, or $0.90 per diluted common share, which included the impact of a $5.2 million income tax benefit resulting primarily from the reversal of a valuation allowance against the company's deferred income tax assets. This compares to net income of $111.2 million, or $8.92 per diluted common share in the comparable quarter last year, which included the aforementioned recognition of product and other revenues of $108.0 million and an income tax benefit of $11.7 million.

     -- Non-GAAP net income was $5.5 million, or $0.42 per diluted common share, for the three months ended December 31, 2006, compared to non-GAAP net income of $2.5 million, or $0.20 per diluted common share, for the comparable quarter last year.

     Six Months Ended December 31, 2006 Compared to 2005

     -- Revenues for the six months ended December 31, 2006 were $64.7 million compared to $131.9 million for the comparable period last year, which included the aforementioned recognition of previously deferred product and other revenues of $108.0 million.

     -- Net Dollar Volume of Contracts Written was $70.1 million for the current period, compared to $42.1 million for the same period last year.

     -- Total operating expenses were $57.3 million, compared to $38.8 million for the comparable period last year.

     -- Net cash provided by operating activities for the current period was $8.1 million.

     -- For the six months ended December 31, 2006, net income was $14.0 million, or $1.07 per diluted common share, which includes a $3.6 million income tax benefit resulting from the reversal of a valuation allowance against the company's deferred income tax assets. This compares to net income of $105.7 million, or $8.46 per diluted common share, in the comparable period last year, which included the aforementioned recognition of previously deferred product and other revenues of $108.0 million and an income tax benefit of $11.5 million.

     -- Non-GAAP net income was $9.5 million, or $0.72 per diluted common share, for the six months ended December 31, 2006, compared to non-GAAP net income of $2.6 million, or $0.21 per diluted common share, for the comparable period last year.

     Outlook

     Danks concluded, "We closed a very strong quarter and are quite positive about 2007. Therefore, we increased our expectations for fiscal 2007 annual growth of Net Dollar Volume of Contracts Written to approximately 40 percent over fiscal 2006. Additionally, we continue to anticipate non-GAAP net income, which assumes Net Dollar Volume of Contracts Written is recognized as revenue and related expenses are recognized at the time of sale, including income taxes at a blended rate of 40 percent, will grow at a faster percentage rate than Net Dollar Volume of Contracts Written."

     Conference Call

     The company is hosting a conference call today at 1:30 p.m. PT (4:30 p.m.
ET). The call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic participants and 706-634-7417 for international participants. Please dial in five to ten minutes prior to the beginning of the call. A telephone replay will be available through February 8, 2007; dial 706-645-9291, and enter access code 6071161.

     Safe Harbor Statement

     The statements made in this press release regarding (i) iMergent continuing its progress of strong domestic and international programs, (ii) iMergent's marketing campaigns continuing to be strong, (iii) iMergent's sales teams continuing to gain traction, (iv) the success of the AVAIL product and its ability to drive recurring revenues, (v) iMergent's commitment to providing its customers with the highest level of products and services, (vi) iMergent's ability to continue to grow its business throughout the remainder of fiscal 2007 and beyond, (vii) iMergent's expectation that Net Dollar Volume of Contracts Written is a consistent and relevant metric to understand the operations of the Company as a result of the change in business model in December 2005, (viii) iMergent's expectation that fiscal 2007 Net Dollar Volume of Contracts Written will grow 40 percent over fiscal 2006, (ix) iMergent's expectation that non-GAAP net income will grow at a faster percentage rate than Net Dollar Volume of Contracts Written in fiscal 2007, (x) iMergent's ability to generate new products and initiatives, and other statements that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company's ability to increase the Net Dollar Volume of Contracts Written; the Company properly estimating customer returns and cash collections on financed contracts; the Company's ability to continue to evaluate and find ancillary products; the Company's ability to offer best solutions to its customers; the Company's ability to maintain a very solid customer base; the Company's ability to have lucrative long-term relationships with its customers; that the market for the Company's products will continue to grow; whether regulatory authorities will bring future actions against the Company; the success of StoresOnline(TM) Pro; the continued ability to increase the number of workshops; the ability to expand operating margins; fluctuations in the Company's operating results because of negative publicity, seasonality, weather, competition and other factors; adverse international or domestic regulatory developments affecting the internet or the Company's business; the effect of competitive and economic factors and the Company's reaction to them; possible disruption in commercial activities caused by terrorist activity and armed conflicts; changes in logistics and security arrangements; reduced purchases relative to security expectations; possible disruption in commercial activity as a result of natural disasters or major health concerns including epidemics; continued competitive pressures in the marketplace; the ability of the Company to successfully evolve its products; costs of and developments in the Company's pending litigation and SEC investigation; the Company's ability to generate revenue and profits from current strategic partnerships; the Company continuing to experience traction from marketing partnerships; the Company's ability to generate positive cash flows from operating activities; the Company's ability to sell receivables; the continued ability of the Company to repurchase its common shares and what effect those transactions may have on cash and liquidity; the Company's ability to expand current markets and develop new markets and establish profitable strategic partnerships; the Company's ability to continue to finance extended payment term arrangement customer contracts; whether there is continual demand for the Company's products and services in its target market of small businesses and entrepreneurs for assistance in establishing websites; that the Company can successfully adjust its product financing policy and that such adjustments to the policy will not negatively impact business or revenues; that the Company is able to leverage its business; that the Company does improve margins and can continue to improve margins; that new products and initiatives in the pipeline will be implemented; that new products and initiatives, if implemented, will improve the customer base and margins of the Company; that the Company's customer service will be adequate to meet the needs of its customers; that the Company's customer service will continue to improve; that the Company can broaden its training and education programs as well as offer new products and solutions; that if the Company is able to broaden its training and education programs as well as offer new products and solutions that such actions will have a positive impact on the Company, its customers, its customer relationships, and its margins or revenues; and that the growth strategy undertaken by the Company will be successful. For a more detailed discussion of risk factors that may affect iMergent's operations, please refer to the Company's Form 10-K for the year ended June 30, 2006 and the Form 10-Q for the period ended September 30, 2006. These forward-looking statements speak only as of the date on which such statements are made and the Company undertakes no obligation and expressly disclaims any obligation to update such forward-looking statements, except as required by law.

     About iMergent

     iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah, the Company sells its proprietary StoresOnline software and training services which help users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting and marketing products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.


                   iMERGENT, INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
            (Dollars in thousands, except per share data)
                             (unaudited)


                                       December 31, 2006 June 30, 2006
                                       ----------------- -------------
Assets

Current assets:
  Cash and cash equivalents            $         37,141  $     30,023
  Certificate of deposit                              -           500
  Trade receivables, net of allowance
   for doubtful accounts of $11,165 as
   of December 31, 2006 and $6,894 as
   of June 30, 2006                              18,905        13,419
  Inventories                                       185           151
  Prepaid expenses and other                      2,727         2,739
                                       ----------------- -------------
     Total current assets                        58,958        46,832

Certificate of deposit                              500             -
Long-term trade receivables, net of
 allowance for doubtful accounts of
 $6,220 as of December 31, 2006 and
 $4,117 as of June 30, 2006                      10,558         7,508
Property and equipment, net                         949           696
Deferred income tax assets                       13,886         9,976
Merchant account deposits and other                 856         1,000
                                       ----------------- -------------
     Total Assets                      $         85,707  $     66,012
                                       ================= =============

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                     $          3,251  $      2,752
  Accrued expenses and other                      2,537         4,085
  Income taxes payable                              692           348
  Deferred revenue, current portion              23,567        20,064
  Capital lease obligations, current
   portion                                           49            91
                                       ----------------- -------------
     Total current liabilities                   30,096        27,340

Deferred revenue, net of current
 portion                                         10,558         8,693
                                       ----------------- -------------
     Total liabilities                           40,654        36,033
                                       ----------------- -------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, par value $0.001
   per share - authorized 5,000,000
   shares; none issued                                -             -
  Common stock, par value $0.001 per
   share - authorized 100,000,000
   shares; 12,431,879 shares
   outstanding as of December 31, 2006
   and 12,375,313 shares outstanding
   as of June 30, 2006                               12            12
  Additional paid-in capital                     78,805        77,762
  Accumulated deficit                           (33,764)      (47,795)
                                       ----------------- -------------
     Total stockholders' equity                  45,053        29,979
                                       ----------------- -------------

     Total Liabilities and
      Stockholders' Equity             $         85,707  $     66,012
                                       ================= =============


                   iMERGENT, INC. AND SUBSIDIARIES
               Condensed Consolidated Income Statements
            (Dollars in thousands, except per share data)
                             (unaudited)

                      Three Months Ended         Six Months Ended
                         December 31,              December 31,
                   ------------------------- -------------------------
                      2006         2005         2006         2005
                   ------------ ------------ ------------ ------------

Revenues:
  Product and
   other           $    29,821  $   117,493  $    55,134  $   126,462
  Commission and
   other                 5,854        3,002        9,550        5,426
                   ------------ ------------ ------------ ------------
    Total revenues      35,675      120,495       64,684      131,888
                   ------------ ------------ ------------ ------------

Operating
 expenses:
  Cost of product
   and other
   revenues             11,375        8,442       20,684       14,281
  Selling and
   marketing            15,331        9,837       28,249       17,544
  General and
   administrative        3,833        3,090        7,874        6,458
  Research and
   development             253          196          488          469
                   ------------ ------------ ------------ ------------
    Total
     operating
     expenses           30,792       21,565       57,295       38,752
                   ------------ ------------ ------------ ------------

Income from
 operations              4,883       98,930        7,389       93,136
                   ------------ ------------ ------------ ------------

Other income
 (expense):
  Interest income        1,628          605        2,995        1,280
  Interest expense          (1)          (4)          (3)         (14)
  Other income
   (expense), net            5          (44)          21         (275)
                   ------------ ------------ ------------ ------------
    Total other
     income, net         1,632          557        3,013          991
                   ------------ ------------ ------------ ------------

Income before
 income tax
 benefit                 6,515       99,487       10,402       94,127

Income tax benefit       5,188       11,703        3,629       11,545

                   ------------ ------------ ------------ ------------
Net income         $    11,703  $   111,190  $    14,031  $   105,672
                   ============ ============ ============ ============

Net income per
 common share:
  Basic            $      0.95  $      9.16  $      1.13  $      8.71
  Diluted          $      0.90  $      8.92  $      1.07  $      8.46

Weighted average
 common shares
 outstanding:
  Basic             12,365,203   12,133,930   12,365,841   12,133,032
  Diluted           13,061,113   12,459,597   13,060,096   12,489,110


                   iMERGENT, INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                             (unaudited)

                                                   Six Months Ended
                                                      December 31,
                                                 ---------------------
Increase (decrease) in cash and cash equivalents   2006       2005
------------------------------------------------ ---------- ----------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                       $  14,031  $ 105,672
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                        260        130
  Expense for stock options issued to employees      1,387        588
  Expense for stock options issued to
   consultants                                          34         33
  Changes in assets and liabilities:
    Trade receivables and trade receivables held
     for sale                                       (8,536)    11,713
    Inventories                                        (34)       (74)
    Prepaid expenses and other                          12        190
    Restricted cash                                      -        (57)
    Merchant account deposits and other                144       (455)
    Deferred income tax asset                       (3,910)   (11,877)
    Accounts payable, accrued expenses and other
     liabilities                                    (1,049)      (798)
    Deferred revenue                                 5,368    (89,794)
    Income taxes payable                               344          -
                                                 ---------- ----------
  Net cash provided by operating activities          8,051     15,271
                                                 ---------- ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property and equipment               (513)      (213)
                                                 ---------- ----------
    Net cash used in investing activities             (513)      (213)
                                                 ---------- ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Repurchase of common stock                        (1,566)         -
  Proceeds from exercise of stock options and
   related tax benefit                               1,188         10
  Principal payments on capital lease
   obligations                                         (42)       (38)
                                                 ---------- ----------
    Net cash used in financing activities             (420)       (28)
                                                 ---------- ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS            7,118     15,030

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF
 THE PERIOD                                         30,023     10,691

                                                 ---------- ----------
CASH AND CASH EQUIVALENTS AT THE END OF THE
 PERIOD                                          $  37,141  $  25,721
                                                 ========== ==========


     NON-GAAP MEASURES

     The following non-GAAP measures assume:

     -- The Net Dollar Volume of Contracts Written is recognized as revenue at the time of sale;

     -- Certain corresponding cost of revenue and selling and marketing expenses are also recognized at the time of sale; and

     -- The income tax provision is based upon an estimated federal, state, and foreign statutory blended rate of 40%.

     Net Dollar Volume of Contracts Written

     Until the change in our business model in late December 2005, the Company recognized product and other revenue ratably over a period of five years and not at the time contracts were written. Effective December 2005, the Company began recognizing product and other revenue after the expiration of the three-day cancellation period for contracts written for which cash payments were received. For products purchased by customers under extended payment term arrangements, the Company continues to defer and recognize revenue as cash payments are received from customers, typically over two years.

     Because of the changes in the Company's revenue recognition policies resulting from the change in business model noted above and due to the Company's growth, management believes that the Net Dollar Volume of Contracts Written is a consistent and relevant measure to understand the operations of the Company. Net Dollar Volume of Contracts Written represents the gross dollar amount of contracts executed during the period less estimates for bad debts, discounts incurred on sales of trade receivables (financial discounts), and estimates for customer returns. Net Dollar Volume of Contracts Written is not equivalent to revenue recognized in accordance with US GAAP. In contrast, revenue recognized in accordance with US GAAP consists of cash contracts written net of estimated customer returns plus actual cash collections on financed contracts. Actual collections on financed contracts and customer returns may differ materially from original estimates. However, the Company has several years of experience with the financing arrangements and products and services offered to its customers. Consequently, management believes it has a reasonable basis for its estimates.

     Management uses the following non-GAAP measures to evaluate the results of the Company's operations because Net Dollar Volume of Contracts Written is the primary factor that influences cost of revenue and selling and marketing expenses, which are typically recognized at the time the contract is written but no later than the expiration of the customer's three-day cancellation period. Consequently, management measures the Company's operating performance and sets its future operating budgets based upon the Net Dollar Volume of Contracts Written during the period.

     The following non-GAAP measures assume that the Net Dollar Volume of Contracts Written is recognized as revenue at the time of sale, regardless of the three-day cancellation period.

     Certain Costs of Revenue and Selling and Marketing Expenses

     The Company recognizes sales commissions and software royalties as costs of revenue at the time the related sales are deemed final, i.e. upon expiration of the customers' three-day cancellation period in accordance with US GAAP. Additionally, the Company recognizes direct-response advertising costs as selling and marketing expenses in accordance with SOP 93-7 as the related cash sales are recognized as revenues.

     Because the following non-GAAP measures assume that Net Dollar Volume of Contracts Written is recognized as revenue at the time of sale, the non-GAAP measures also assume that the related costs described above are recognized as expenses at the time of sale, regardless of the three-day cancellation period.

     The Company conducted multiple workshops during the last three business days of September 2006. Consequently, $1,540,000 of cash sales were deferred and recognized in October 2006. Additionally, the related costs of revenue totaling $237,000 and the related selling and marketing expenses totaling $450,000 were recognized in October 2006. No workshops were conducted during the last three business days of September 2005, December 2005, or December 2006.

     Income Tax Provision

     Due to the change in business model in December 2005, the Company determined that it was more likely than not that $11,877,000 of its net deferred income tax assets, which had a valuation allowance against them, would be realized. The benefit recorded upon the removal of the corresponding valuation allowance was partially offset by an income tax provision of $174,000, resulting in a net income tax benefit of $11,703,000 during the quarter ended December 31, 2005.

     Due to management's increased taxable earnings projections and discrete event developments in the resolution of certain contingencies during the current quarter, the Company determined that it was more likely than not that its remaining deferred income tax assets of $7,746,000 would be realized. The benefit resulting from the removal of the corresponding valuation allowance was partially offset by an income tax provision of $2,558,000, resulting in a net income tax benefit of $5,188,000 during the quarter ended December 31, 2006.

     The Company expects to recognize income tax expense commensurate with federal, state, and foreign statutory rates in periods subsequent to December 2006. Consequently, the following non-GAAP measures assume an income tax provision based upon an estimated federal, state, and foreign statutory blended rate of 40%. Because of the change in business model in December 2005 and the resulting impacts on income tax provision/benefit mentioned above, management believes that this non-GAAP measure provides a consistent and relevant metric to understand the operations of the Company.

     Reconciliation of Net Dollar Volume of Contracts Written

     The following tables summarize the activity within deferred revenue and the Net Dollar Volume of Contracts Written during the three and six months ended December 31, 2006 and 2005, and reconciles the Net Dollar Volume of Contracts Written (NDVCW) with US GAAP revenue as reported in the Company's financial statements.


                                 Three Months Ended  Six Months Ended
                                    December 31,       December 31,
                                 ------------------ ------------------
                                  2006      2005     2006      2005
                                 -------- --------- -------- ---------
                                            (in thousands)
Deferred revenue, beginning of
 period                          $32,189  $119,644  $28,757  $114,050
Less: Cash product sales during
 the last three business days of
 September 2006                   (1,540)        -        -         -
Remaining net change in deferred
 revenue                           3,476   (95,388)   5,368   (89,794)
                                 -------- --------- -------- ---------
Deferred revenue, end of period  $34,125  $ 24,256  $34,125  $ 24,256
                                 ======== ========= ======== =========

                                  2006      2005     2006      2005
                                 -------- --------- -------- ---------
                                            (in thousands)
Total revenue recognized in
 financial statements in
 accordance with US GAAP         $35,675  $120,495  $64,684  $131,888
Less: Cash product sales during
 the last three business days of
 September 2006                   (1,540)        -        -         -
Remaining net change in deferred
 revenue                           3,476   (95,388)   5,368   (89,794)
                                 -------- --------- -------- ---------
Net Dollar Volume of Contracts
 Written, non-GAAP               $37,611  $ 25,107  $70,052  $ 42,094
                                 ======== ========= ======== =========


                   iMERGENT, INC. AND SUBSIDIARIES
                GAAP to Non-GAAP Reconciliation Tables
            (Dollars in thousands, except per share data)
                             (unaudited)

                             Three Months Ended December 31, 2006
                        ----------------------------------------------

                                                    Expense assuming
                                                   NDVCW is recognized
                                                     as revenue and
                                                    related expenses
                                                    are recognized at
                                                      time of sale
                            GAAP        Adj.           (Non-GAAP).
                        ------------ ----------    -------------------
Cost of product and
 other revenue          $    11,375  $    (237)(1) $           11,138
Selling and marketing        15,331       (450)(1)             14,881


                             Three Months Ended December 31, 2006
                        ----------------------------------------------

                                                    Assumes NDVCW is
                                                      recognized as
                                                       revenue and
                                                    related expenses
                                                     are recognized
                                                    at time of sale,
                                                    including income
                                                       taxes at 40
                                                         percent
                            GAAP        Adj.           (Non-GAAP).
                        ------------ ----------    -------------------
Income before income
 tax benefit
 (provision)            $     6,515  $   2,623 (2) $            9,138
Income tax benefit
 (provision)                  5,188     (8,843)(3)             (3,655)
                        ------------ ----------    -------------------
Net income              $    11,703  $  (6,220)    $            5,483
                        ============ ==========    ===================

Net income per common
 share:
  Basic                 $      0.95                $             0.44
                        ============               ===================
  Diluted               $      0.90                $             0.42
                        ============               ===================
Weighted average common
 shares outstanding:
  Basic                  12,365,203                        12,365,203
  Diluted                13,061,113                        13,061,113


                             Three Months Ended December 31, 2005
                        ----------------------------------------------

                                                    Assumes NDVCW is
                                                      recognized as
                                                       revenue and
                                                    related expenses
                                                     are recognized
                                                    at time of sale,
                                                    including income
                                                       taxes at 40
                                                         percent
                            GAAP        Adj.           (Non-GAAP).
                        ------------ ----------    -------------------
Income before income
 tax benefit
 (provision)            $    99,487  $ (95,388)(4) $            4,099
Income tax benefit
 (provision)                 11,703    (13,343)(3)             (1,640)
                        ------------ ----------    -------------------
Net income              $   111,190  $(108,731)    $            2,459
                        ============ ==========    ===================

Net income per common
 share:
  Basic                 $      9.16                $             0.20
                        ============               ===================
  Diluted               $      8.92                $             0.20
                        ============               ===================
Weighted average common
 shares outstanding:
  Basic                  12,133,930                        12,133,930
  Diluted                12,459,597                        12,459,597


                   iMERGENT, INC. AND SUBSIDIARIES
                GAAP to Non-GAAP Reconciliation Tables
            (Dollars in thousands, except per share data)
                             (unaudited)


                              Six Months Ended December 31, 2006
                        ----------------------------------------------

                                                    Assumes NDVCW is
                                                      recognized as
                                                       revenue and
                                                    related expenses
                                                     are recognized
                                                    at time of sale,
                                                    including income
                                                       taxes at 40
                                                         percent
                            GAAP        Adj.           (Non-GAAP).
                        ------------ ----------    -------------------
Income before income
 tax benefit
 (provision)            $    10,402  $   5,368 (4) $           15,770
Income tax benefit
 (provision)                  3,629     (9,937)(3)             (6,308)
                        ------------ ----------    -------------------
Net income              $    14,031  $  (4,569)    $            9,462
                        ============ ==========    ===================

Net income per common
 share:
  Basic                 $      1.13                $             0.77
                        ============               ===================
  Diluted               $      1.07                $             0.72
                        ============               ===================

Weighted average common
 shares outstanding:
  Basic                  12,365,841                        12,365,841
  Diluted                13,060,096                        13,060,096


                              Six Months Ended December 31, 2005
                        ----------------------------------------------

                                                    Assumes NDVCW is
                                                      recognized as
                                                       revenue and
                                                    related expenses
                                                     are recognized
                                                    at time of sale,
                                                    including income
                                                       taxes at 40
                                                         percent
                            GAAP        Adj.           (Non-GAAP).
                        ------------ ----------    -------------------
Income before income
 tax benefit
 (provision)            $    94,127  $ (89,794)(4) $            4,333
Income tax benefit
 (provision)                 11,545    (13,278)(3)             (1,733)
                        ------------ ----------    -------------------
Net income              $   105,672  $(103,072)    $            2,600
                        ============ ==========    ===================

Net income per common
 share:
  Basic                 $      8.71                $             0.21
                        ============               ===================
  Diluted               $      8.46                $             0.21
                        ============               ===================

Weighted average common
 shares outstanding:
  Basic                  12,133,032                        12,133,032
  Diluted                12,489,110                        12,489,110


     (1) Represents certain expenses, described above, related to revenues that were deferred to October 2006 as a result of workshops conducted during the last three business days of September 2006.

     (2) Represents the net adjustment to revenues of $1,936,000 to derive the Net Dollar Volume of Contracts Written during the period (including $1,540,000 of cash sales that were deferred to October 2006 as a result of workshops conducted during the last three business days of September 2006), and the adjustments to expenses noted above in cost of product and other revenues of $237,000 and selling and marketing expenses of $450,000.

     (3) Represents the adjustment necessary to recognize the income tax provision based upon an estimated federal, state, and foreign statutory blended rate of 40%.

     (4) Represents the adjustment to revenues to derive the Net Dollar Volume of Contracts Written during the period.


     CONTACT: iMergent, Inc.
              Robert Lewis, CFO, 801-431-4695
              investor_relations@imergentinc.com
              or
              Lippert/Heilshorn & Associates
              Kirsten Chapman, 415-433-3777 (Investor Relations) kchapman@lhai.com
              Mary Magnani, 415-433-3777 (Investor Relations)